Exhibit 99.1

GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE SIX MONTHS AND THREE MONTHS ENDED NOVEMBER 30, 2021

GREYSTONE LOGISTICS, INC.

Tulsa, OK—01/24/2022—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports results of operations for the six months and three months ended November 30, 2021.

Greystone recorded net income available to common stockholders (net income less preferred dividends and income from non-controlling interests) for the six months ended November 30, 2021 of $2,592,077, or $0.09 per share, compared to $1,733,381, or $0.06 per share, for the prior period. The three months ended November 30, 2021 resulted in a net loss to common stockholders of $(378,844), or $(0.01) per share, compared to net income available to common stockholders of $873,180, or $0.03 per share, in the prior period. Net income (loss) was $2,892,973 and $(229,485) for the six months and three months ended November 30, 2021, respectively, compared to $2,032,231 and $1,023,073 in the prior periods, respectively. EBITDA for the six months ended November 30, 2021 was $5,969,153 compared to $6,615,213 for the six months ended November 30, 2020.

The gross profit margin was 8.0% on sales of $30,618,966 for the six months ended November 30, 2021 compared to a gross profit margin of 18.3% on sales of $33,091,494 in the prior period. The paucity of profit margins for the current periods was principally due to the impact of inflationary factors on raw material pricing and machine downtime resulting from labor force shortages.

“Greystone continued to face enormous challenges and uncertainty in the first six months of our corporate year with the continued impact of the pandemic and associated issues on the entire U.S. economy and mindset. However, management is emboldened about our products, opportunities, and future” stated CEO Warren Kruger. Kruger continued, “There was a catastrophic freeze in February in Texas shutting down refineries and skyrocketing virgin polyethylene resin prices which pushed costs in the recycled industry into territory never seen before. The labor market became unbelievably tight with many people staying at home to get paid government assistance through the end of September. Wage inflation occurred to retain quality employees and to compete with other employers in enticing new hires. Continued covid cases and scares prevented full staffing thus shutting down equipment when “no shows” occurred effecting the amount of product out the door. Gasoline, diesel and overall transportation costs soared. A lack of parts from suppliers caused major extrusion equipment issues. The inability to get trucks to show on time or at all for movement of goods continues to be a headache. Supply chain issues are real!”

“Our quality management team pivoted and created solutions. Necessary price increases have been implemented which will bolster future financial results. A source was found for quality staffing and forty new people have been hired. Increased reprocessing of recycled material has allowed us to dampen the massive jump in commodity prices. Training of operators and new equipment ordered for delivery over the next ten months for expansion bode well for our future. New tools are arriving in the next few months for exciting new lines of business we anticipate will push top line and bottom-line growth. The recently reported new contract for $13,500,000 of recycled pallets to a national retailer is expected to have a definite impact. We appreciate the support of our shareholder base as we continue to be an environmental leader providing the best plastic recycled pallets in the market.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures and sells high quality 100% recycled plastic pallets that provide logistical solutions for a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including a proprietary blend of recycled plastic resins used in the injection molding equipment and patented pallet designs, allows production of high-quality pallets more rapidly and at lower costs than many other processes. The recycled plastic for Greystone’s pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. The impact of COVID-19 created much uncertainty in the workplace. To date, the demand for Greystone’s products has not been materially affected as Greystone’s pallets are generally used logistically by essential entities. Management is optimistic, but the longer the virus or its variants stays active, the greater the uncertainty.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2021.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Six Months Ended November 30, 2021

	2021	2020
Net Income	$2,032,231	$2,892,973
Income Tax (Benefit)	911,000	(135,000)
Depreciation and Amortization	3,018,922	2,782,057
Interest Expense	653,060	429,123
EBITDA (A)	$6,615,213	$5,969,153

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com